EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 6, 2007, except for Note 1 relating to the reverse stock split as to which the date is July 18, 2007, relating to the consolidated financial statements and financial statement schedule of HireRight, Inc. and Subsidiary as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 appearing in the Prospectus dated August 7, 2007 filed by HireRight, Inc. with the Securities and Exchange Commission on August 8, 2007 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the Registration Statement of HireRight, Inc. on Form S-1, as amended (File No. 333-140613).

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
August 24, 2007